Exhibit 99.2

Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to the following measures: non-GAAP adjusted earnings before interest, taxes depreciation and amortization (EBITDA), non-GAAP net income (loss) applicable to preferred and common shareholders, non-GAAP diluted earnings per common share and non-GAAP net margin. These non-GAAP measurements have been included as supplemental information. We believe that these measurements represent a useful internal measure of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because these measures are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures as presented may not be directly comparable to a similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands, except share data)

	Fiscal Year
	2013	2012	2011	2010	2009	2008
GAAP net income (loss)	$22,489	$16,379	$19,549	$15,957	$2,419	$(53,883)
Depreciation and amortization expenses	13,060	14,556	14,859	15,360	16,278	16,213
Impact of excluding a cumulative adjustment from a change in accounting estimate related to gift card breakage revenue	1,984	-	-	-	-	-
Loss on impairment and asset disposals, net	3,262	4,955	3,478	826	9,928	72,185
Restructuring expense (benefit)	-	-	(502)	(1,683)	40	8,926
Gain on settlements	(2,156)	(683)	-	-	-	-
Interest expense	1,640	3,172	2,892	4,244	7,754	10,334
Income tax expense (benefit)	9,102	6,659	1,597	4,769	(1,427)	(27,005)
Loss (income) on discontinued operations, net of tax	1,306	51	(458)	853	1,132	11,169
Non-GAAP adjusted EBITDA	$50,687	$45,089	$41,415	$40,326	$36,124	$37,939

		52 Weeks Ended	53 Weeks Ended
		December 29,	December 30,
		2013	2012
GAAP net income (loss) applicable to preferred and common shareholders		$22,489	$(19,984)
Net of tax impact of excluding loss on impairments		1,990	2,973
Net of tax impact of excluding a cumulative adjustment from a change in accounting estimate related to gift card breakage revenue		1,211	-
Net of tax impact of excluding gain on settlements		(1,315)	(410)
Net of tax impact of excluding debt issuance costs written-off		-	544
Impact of excluding certain income tax items		(784)	274
Net of tax impact of excluding loss (income) on discontinued operations		1,306	19
Impact of excluding excess of redemption value over carrying value of preferred shares redeemed		-	35,776
Non-GAAP net income applicable to preferred and common shareholders		$24,897	$19,192

Non-GAAP diluted earnings per share		$0.70	$0.55

Non-GAAP net margin - see Note 1		6.1%	4.8%

Shares:
Weighted average number of common shares outstanding - basic		34,761,160	34,313,636
Dilutive shares		1,023,270	854,791
Weighted-average number of common shares outstanding - diluted		35,784,430	35,168,427

Total revenues used for non-GAAP net margin		$406,649	$396,055

Note 1: Non-GAAP net income applicable to preferred and common shareholders divided by total revenues.